Exhibit 6.23

FIRST AMENDMENT TO THE VICE CHAIRMANSHIP & ADVISORY AGREEMENT

This First Amendment to the Vice Chairmanship & Advisory Agreement (this “Amendment”) hereby amends that certain Vice Chairmanship & Advisory Agreement, dated as of April 1, 2021, by and among Kris Haber and Energy Exploration Technologies, Inc. (the “Advisory Agreement”). Capitalized terms referenced but not defined herein shall have the meanings set forth in the Advisory Agreement.

1.     Amendment:

a.	Section 3, titled “Bonus” is hereby deleted in its entirety.

2.     Governing Law. The laws of the State of New York will govern the validity, interpretation, construction and performance of this Amendment. Any dispute under this Amendment or the Advisory Agreement shall be resolved exclusively in the state or federal courts located in the Borough of Manhattan, City and State of New York and each party to this Amendment shall accept service in any such action brought in any such court.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Limited Partnership Agreement as of March 8, 2022.

COMPANY:

Energy Exploration Technologies, Inc.

By:	/s/ Teague Egan
Name: Teague Egan
Title: Chief Executive Officer

KRIS HABER

By:	/s/ Kris Haber
Kris Haber